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NewsRelease

Teledyne Technologies Appoints
Wesley von Schack to Board of Directors
LOS ANGELES – July 26, 2006 – Teledyne Technologies Incorporated (NYSE:TDY) announced today that Wesley W. von Schack, chairman, president and CEO of Energy East Corporation (NYSE: EAS), a diversified energy services company, joined Teledyne Technologies’ board of directors. The addition of von Schack raises the number of board members to nine. He will serve on Teledyne’s nominating and governance, and personnel and compensation committees.
Prior to September 1996, von Schack was chairman, president and chief executive officer of DQE, headquartered in Pittsburgh, PA. He currently serves as Lead Director of Mellon Financial Corporation and is chairman-elect effective January 2007 of AEGIS Insurance Company.
He also is a member of the boards of the Gettysburg National Battlefield Museum Foundation and the American Gas Association Foundation, and serves on the President’s Council of The Peconic Land Trust.
“I am very pleased that Wes has agreed to join our Board,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies Incorporated. “He is an outstanding executive whose experience and perspective will be helpful to Teledyne as we expand our businesses in the energy exploration industry. We look forward to his contributions to Teledyne’s Board.”
Teledyne Technologies is a leading provider of sophisticated electronics components, instruments and communication products, systems engineering solutions, and aerospace products and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Canada and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com

Investor Contact:	Jason VanWees (310) 893-1642

Media Contact:	Robyn McGowan (310) 893-1640